Exhibit 99.1

PRESS RELEASE               UNIVISION COMMUNICATIONS INC.

Investor Contact:	Media Contact:
Diana Vesga	Debbie Miller/Brooke Morganstein
Univision Communications Inc.	Citigate Sard Verbinnen
310-556-7695	212-687-8080

UNIVISION ANNOUNCES RECORD 2004 THIRD QUARTER RESULTS

Net Revenue Increases 49%

Net Income Increases 74%

EPS Increases from $0.16 to $0.21

Primetime Adult 18-49 Television Audience Soars 12% at Univision

and 22% at TeleFutura In Record Quarter

LOS ANGELES, CA, November 4, 2004 – Univision Communications Inc. (NYSE: UVN), the leading Spanish-language media company in the United States, today announced financial results for the third quarter ending September 30, 2004, at the high end of third quarter guidance as to operating income before depreciation and amortization, and exceeding third quarter guidance for earnings per share.

Consolidated third quarter 2004 net revenue increased 49% to $477.4 million from $321.1 million in 2003.  Operating income before depreciation and amortization(1) increased 53% to $167.9 million in 2004 from $109.9 million in 2003. Net income increased 74% to $73.4 million in 2004 from $42.2 million in 2003 and diluted earnings per share increased to $0.21 in 2004 from $0.16 in 2003.

On a pro forma basis(2) giving effect to the merger between the Company and Hispanic Broadcasting Corporation in 2003, third quarter 2004 net revenue increased 21% to $477.4 million from $394.8 million in 2003.  Pro forma operating income before depreciation and amortization increased 38% to $167.9 million in 2004 from $122.0 million in 2003.  Pro forma net income increased 67% to $73.4 million in 2004 from $44.0 million in 2003 and diluted earnings per share increased to $0.21 in 2004 from $0.12 in 2003.

On a pro forma basis, excluding the effect of the variable interest entities (“VIE’s”)(3) in 2004, third quarter net revenue increased 12% to $441.3 million (consistent with guidance of low double digits percentage growth). Operating income before depreciation and amortization increased 31% to $159.5 million. Excluding 2003 merger costs of $13.1 million, operating income before depreciation and amortization increased 18% on the high end of guidance of mid to high teens percentage growth.  Net income increased 67% to $73.4 million and diluted earnings per share increased to $0.21 exceeding guidance of $0.18 to $0.20.

A. Jerrold Perenchio, Univision Communications Inc. Chairman and Chief Executive Officer, said “In a period of challenging market conditions, Univision delivered record third quarter operating results, with the growth of our businesses outpacing the core growth of our English-language television and radio competitors.  Univision is a far stronger, more broadly based company today than it has ever been, and we maintain our commitment to investing in our businesses and building on our momentum to maximize shareholder value.”

(1) See tables on page 9 for a reconciliation of the non-GAAP (Generally Accepted Accounting Principles) term “pro forma operating income before depreciation and amortization” to net income, which is the most directly comparable GAAP financial measure.

(2) See Page 4 – Pro Forma Results

(3) See Page 12 – Adoption of FIN 46 “Consolidation of Variable Interest Entities.”

Ray Rodriguez, President, Univision Television Networks said, “Our ability to win over wide audiences has allowed us to grow even in the midst of adverse conditions and we look forward to even greater success as the economic climate improves. Our Univision and TeleFutura networks have captured record audiences in the quarter and even higher levels in this new broadcast season. TeleFutura is now at 90% of Telemundo’s viewership levels and we are finding ways to capitalize on our unique combination of assets, as evidenced by our recent three-year $100 million cross-platform advertising deal with Miller Brewing Co., the largest in our history.”

McHenry T. Tichenor, Jr., President, Univision Radio, said, “We are pleased with the radio division’s third quarter performance, with pro forma revenue growth of 10% compared to 1% for the radio industry overall, and earnings before depreciation and amortization up a strong 23%.  Integrated sales initiatives with Univision’s other media divisions are an increasingly important element of our success, adding approximately 2% to the radio division’s growth rate in the third quarter.  During the quarter, we celebrated our first anniversary as Univision Radio, and we are now better positioned than ever.  Over the past year, our audience shares are up 9% on a revenue weighted basis, and we are just beginning to tap into the cross promotional, talent building, and complementary programming opportunities that the combination of radio with the other Univision platforms has afforded us.”

The following table sets forth the Company’s unaudited financial performance for the three and nine months ended September 30, 2004 and 2003 by segment.

	Three Months Ended September 30,
$ in millions	Net Revenues		Operating Income (Loss) Before Depreciation and Amortization
	2004	2003	2004	2003
Television (a)	$328.1	$283.9	$124.7	$107.0
Radio (b)	89.9	7.4	35.1	3.5
Music (c)	54.9	25.7	9.5	1.1
Internet	4.5	4.1	(1.4)	(1.7)
Consolidated (d)	$477.4	$321.1	$167.9	$109.9

	Nine Months Ended September 30,
$ in millions	Net Revenues		Operating Income (Loss) Before Depreciation and Amortization
	2004	2003	2004	2003
Television (a)	$937.0	$803.3	$334.1	$282.2
Radio (b)	244.2	7.4	85.7	3.5
Music (c)	131.7	82.3	21.6	7.4
Internet	12.7	9.9	(5.9)	(7.8)
Consolidated (d)	$1,325.6	$902.9	$435.5	$285.3

(a)    The Company began accounting for its variable interest entities (“VIEs”)(4) on March 31, 2004. The TV-related VIE contributed $15.0 million and  $29.2 million of net revenues and $3.0 million and $4.7 million of operating income before depreciation and amortization for the three and nine months ended September 30, 2004.

(b)   Radio was acquired on September 22, 2003.

(c)    The Music-related VIE contributed $21.1 million and $37.5 million of net revenues and $5.4 million and $9.9 million of operating income before depreciation and amortization for the three and nine months ended September 30, 2004.

(d)   The VIEs contributed in total $36.1 million and $66.7 million of net revenues and $8.4 million and $14.6 million of operating income before depreciation and amortization for the three and nine months ended September 30, 2004.

(4) See Page 12 – Adoption of FIN 46 “Consolidation of Variable Interest Entities.”

PRO FORMA RESULTS

The following unaudited pro forma information gives effect to the merger between the Company and Hispanic Broadcasting Corporation, now called Univision Radio, and assumes that the transaction had occurred as of January 1, 2003. The pro forma information is presented for informational purposes only. You should not rely on the pro forma information as an indication of the results of operations of future periods or the results that actually would have been realized had the companies been a single company during the period presented. The pro forma information is based upon available information and upon certain assumptions that management of the Company believes are reasonable. The Company accounted for the merger under the purchase method of accounting. The pro forma information does not reflect any pro forma adjustments for other acquisitions in 2003 by the Company or Hispanic Broadcasting Corporation, as the acquisitions do not individually or in the aggregate exceed the threshold for reporting of a significant subsidiary.

Unaudited	Three Months Ended September 30,			Nine Months Ended September 30,
$ in millions (except per share data)	Actual 2004	Pro forma 2003	Change	Actual 2004	Pro forma 2003	Change
Net revenues	$477.4	$394.8	+21%	$1,325.6	$1,106.8	+20%

Operating Income Before Depreciation and Amortization(5)	167.9	122.0	+38%	435.5	333.6	+31%

Net income	73.4	44.0	+67%	188.7	112.7	+67%

Basic Earnings Per Share	0.23	0.14	+64%	0.58	0.35	+66%

Diluted Earnings Per Share	0.21	0.12	+75%	0.53	0.32	+66%

Excluding the VIEs for the three and nine months ended September 30, 2004, net revenues increased 12% and 14%, respectively, and operating income before depreciation and amortization increased 31% and 26%, respectively. The VIEs contributed $36.1 million and $66.7 million to net revenues for the three and nine months ended September 30, 2004 or 9.1% and 6.0% of the increase in net revenues, respectively. The VIEs contributed $8.4 and $14.6 million to operating income before depreciation and amortization for the three and nine months ended September 30, 2004 or 6.9% and 4.4% of the increase in operating income before depreciation and amortization, respectively. The consolidation of the VIEs had no impact on the Company’s net income.  Pro forma net income includes merger costs of $13.1 million and $14.3 million for the three and nine months ended September 30, 2003, respectively, net of tax incurred by Hispanic Broadcasting Corporation and charged to operating expense.

GUIDANCE

The full year 2004 guidance below compares the consolidated 2004 estimates to the 2003 pro forma results.

For the full year, including the effect of the VIEs(6), Univision expects net revenues to increase by high teen percentages. Operating income before depreciation and amortization is expected to increase by high teen to low twenty percentages, excluding 2003 merger expenses of $14.3 million.  Depreciation and amortization expense is expected to be approximately $101 million.

(5) See tables on page 9 for a reconciliation of the non-GAAP (Generally Accepted Accounting Principles) term “pro forma operating income before depreciation and amortization” to net income, which is the most directly comparable GAAP financial measure.

(6) See Page 12 – Adoption of FIN 46 “Consolidation of Variable Interest Entities.”

The effect of the VIEs for the full year contributes net revenues of approximately $100 million and operating income before depreciation and amortization growth of 4.0% to 4.5%. Depreciation and amortization increases by approximately $9 million.

For the full year, excluding the effect of the VIEs, Univision expects net revenues to increase by low double digit percentages. Operating income before depreciation and amortization is expected to increase by mid teen percentages, excluding 2003 merger expenses of $14.3 million.  Depreciation and amortization expense is expected to be approximately $92 million.

Diluted earnings per share for the full year are expected to increase from $0.48 pro forma in 2003 to between $0.71 and $0.73 in 2004.  Diluted earnings per share will not be affected by the adoption of FIN 46.

For the fourth quarter, including the effect of the VIEs, Univision expects net revenues to increase by low double digit percentages. Operating income before depreciation and amortization is expected to increase by mid to high single digit percentages.  Depreciation and amortization expense is expected to be approximately $25 million.

The effect of the VIEs for the fourth quarter contributes net revenues of approximately $33 million and operating income before depreciation and amortization growth of 4.2% to 4.7%. Depreciation and amortization increases by approximately $3 million.

For the fourth quarter, excluding the effect of the VIEs, Univision expects net revenues to increase by low to mid single digit percentages. Operating income before depreciation and amortization is expected to be flat to an increase of mid single digit percentages.  Depreciation and amortization expense is expected to be approximately $22 million.

Diluted earnings per share for the fourth quarter are expected to increase from $0.16 pro forma to between $0.18 and $0.20.  Diluted earnings per share will not be affected by the adoption of FIN 46.

The Company noted that the change in its fourth quarter operating performance versus the performance in the prior three quarters of 2004 is not a trend but rather a short term effect from several factors impacting the media industry in the fourth quarter, particularly a weak fourth quarter television network scatter market.

On our corporate website, www.univision.net, please go to Financials and Other Filings in the Investor Relations section, and for the year 2003, go to Other Financial Information for copies of pro forma income statements which include the acquisition of Hispanic Broadcasting Corporation.

TELEVISION HIGHLIGHTS

Combined Univision Television Broadcast Networks’ Highlights

The Univision and TeleFutura Networks had a significant positive impact in overall viewing to Spanish-language television in the U.S. during the third quarter, as a record 54% of Hispanic Adults 18-49 chose to watch primetime Spanish-language television over English-language television, compared to 50% one year ago.

In the quarter, the Univision and TeleFutura Networks combined reached record audience levels in every daypart among nearly every demographic compared to the audience levels achieved by both networks in the third quarter of 2004 (see chart below).

	Demographic	% Change in Combined Broadcast Network Audience

Total Primetime
M-Su/7pm-11pm	Adults 18-34	+10	% *
	Adults 18-49	+14	% *
	Women 18-49	+10	% *
	Men 18-49	+18	% *
	Persons 2+	+10	% *

Sign-on to Sign-off
M-Su/7am-2am	Adults 18-34	+8	% *
	Adults 18-49	+12	% *
	Women 18-49	+9	% *
	Men 18-49	+16	% *
	Persons 2+	+10	% *

* Record third quarter audience level achieved

Source: Nielsen Media Research, Nielsen Hispanic Television Index

Univision Network

In the third quarter 2004, the Univision Network broadcast 49 of the top 50 programs regardless of language among Hispanic Households, and delivered more Viewers 2+, Adults 18-49, Adults 18-34, Women 18-34, Men 18-34, Women 18-49 and Men 18-49 during primetime than the combined Hispanic audiences of ABC, CBS, NBC, FOX, and Telemundo. The Univision Network attracted more Adult 18-49 and 18-34 viewers in primetime and total day than any third quarter in the Company’s history, and increased its Hispanic Adult 18-49 audience 12% in primetime and 8% in total day, compared to last year. Over the course of the third quarter, Univision’s primetime novela audience increased 23%, while Telemundo’s decreased 10%.

Locally, during the July Sweeps, Univision’s owned and operated stations took the #1 spot by overtaking their English-and Spanish-language competitors in primetime in Los Angeles, Miami (tie), Houston, Dallas, Phoenix, Fresno and Bakersfield among all Adults 18-49. Univision stations were also the #1 broadcast stations in any language sign-on to sign-off in Los Angeles, Miami, Houston, Phoenix and Fresno among all Adults 18-49. In addition, Univision’s owned-and-operated stations across the country were the #1 Spanish-language stations in all of their markets in primetime and total day among Hispanic Adults 18-49 and Hispanic Adults 18-34.

TeleFutura Network

TeleFutura experienced Adult 18-49 audience gains of 22% in primetime and 29% in total day, compared to the 2003 third quarter, and garnered its highest third quarter audience levels among Hispanic Households, Total Viewers, Adults 18-49 and Adults 18-34 during primetime, daytime, total day, early fringe, late fringe, and weekend daytime. Moving closer to its goal of becoming the #2 Spanish-language network overall, for the first time ever, the TeleFutura Network has become the nation’s #2 Spanish-language television network – behind only Univision — in four key dayparts: daytime, early morning, early fringe and weekend daytime among Hispanic Adults 18-34.  TeleFutura also retained its lead as the #2 nationally ranked Spanish-language broadcast network in early morning, daytime and weekend daytime among Hispanic Adults 18-49.

In the July Sweeps, TeleFutura’s Los Angeles station outdelivered Telemundo once again in total day, clinching the #2 Spanish-language network spot in Los Angeles among Hispanic Adults 18-49 and 18-34. TeleFutura’s station in Sacramento was also #2 in total day among Hispanic Adults 18-49 and 18-34. Compared to the third quarter last year, TeleFutura’s Adult 18-49 daytime audience grew at least 57% in Los Angeles, New York, Houston, San Antonio and Phoenix, and at least 21% in Miami, Chicago, Fresno and Tucson. During the traditional early evening news hour, TeleFutura’s family-themed novela proved to be more popular than Telemundo’s competing news coverage among Hispanic Adults 18-49 in Los Angeles, Chicago, Dallas, San Antonio, Phoenix and Fresno.

Galavisión Network

In the quarter, the Galavisión Network delivered 48 of the top 50 programs on Spanish-language cable among many key demographics including Adults 18-49 and Adults 18-34. In addition, during the quarter in weekday primetime, Galavisión attracted more Persons 2+, Adults 18-49 and Adults 18-34 than all of the other 13 Spanish-language cable networks combined. The leading Spanish-language cable network also increased its daytime audience by 15% among Hispanic Households and 3% among Adults 18-49, compared to third quarter last year.

RADIO HIGHLIGHTS

Univision Radio achieved notable third quarter pro forma net revenue growth of 10% compared to 1% growth for the radio industry as reported by the Radio Advertising Bureau.  Overall revenue growth was propelled by increases across many advertising categories, particularly financial, grocery store, beverage, telephone/cellular, medical services, household products, and political. Third quarter revenue growth was broad-based, showing strength in both local and national revenues, and outperforming the market in 13 of the 16 markets where the Company operated radio stations for the full third quarter in 2003.

The Company’s radio stations posted strong results in the Summer 2004 Arbitron book, with revenue weighted audience shares growing approximately 9% over the Summer 2003 report, and approximately 5% over the Spring 2004 book. Univision Radio’s Los Angeles stations, as a group, have increased their share in the important Adults 25-54 demographic by three share points over the Spring 2004 book, with KSCA once again becoming a top-ten station. This share improvement gives the Company a four share point advantage over our closest Spanish-language competitor in Los Angeles, which is an even greater lead than a year ago. In addition, Univision Radio saw one of its radio stations reclaim the #1 position among Spanish-language stations in Miami, and maintained the #1 spot while widening its lead over its Spanish-language competitors in Chicago, San Francisco, Dallas and Phoenix.

MUSIC HIGHLIGHTS

During the third quarter, Univision Music Group artists accounted for 48 of the top 100 Latin albums sold on average in the U.S.  During the quarter, three Univision Music Group artists won prestigious Latin Grammy Awards.  Univision Music Group artists, including Los Temerarios and Bronco, held the #1 spot on Billboard’s SoundScan chart for numerous weeks during the quarter.

INTERNET HIGHLIGHTS

Univision.com’s page impressions grew 37% and unique visits increased 65% during the 2004 third quarter, compared to last year.

CONFERENCE CALL AND WEBCAST

Univision will review its quarter-end financial results in a conference call with the investment community on Thursday, November 4, at 5:00 p.m. ET/2:00 p.m. PT.  The call can be accessed by dialing 913-981-4900 or via webcast at www.univision.net.   The webcast will be available for one year.  The call transcript will also be available on www.univision.net and the replay will be available for five days by dialing 888-203-1112 (within U.S.) or 719-457-0820 (outside U.S.) and entering reservation number: 988459.

ABOUT UNIVISION

Univision Communications Inc. is the premier Spanish-language media company in the United States.  Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 98% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 80% of U.S. Hispanic Households; Univision Television Group, which owns and operates 24 Univision Network television stations and 1 non-Univision television station; TeleFutura Television Group, which owns and operates 31 TeleFutura Network television stations; Galavisión, the country’s leading Spanish-language cable network; Univision Radio, the leading Spanish-language radio group which owns and/or operates 68 radio stations in 17 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com.  Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S., and a non-voting 30% interest in Entravision Communications Corporation, a public Spanish-language media company. Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

For more information, please visit www.univision.net.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to Univision’s future success and growth.  Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include cancellations or reductions in advertising; regional downturns in economic conditions in those areas where our principal radio and television stations are located; changes in the rules and regulations of the FCC; an increase in the preference among Hispanics for English-language programming; the need for any unanticipated expenses; competitive pressures from other broadcasters and other entertainment and news media; and unanticipated interruptions in our broadcasting for any reason, including acts of terrorism.  Actual results may differ materially due to these risks and uncertainties as well as those described in Univision’s filings with the Securities and Exchange Commission.  Univision assumes no obligation to update forward-looking information contained in this press release.

Reconciliation of Net Revenues excluding the VIEs

The Company is using the term net revenues excluding the VIEs primarily for comparison purposes since the Company was required to consolidate the VIEs, which it does not own, in accordance with FIN 46 as of March 31, 2004.

$ in millions	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2004
Net revenues excluding VIEs	$441.3	$1,258.9
VIE net revenues	36.1	66.7
Net Revenues	$477.4	$1,325.6

Reconciliation of Operating Income Before Depreciation and Amortization and Pro Forma Operating Income Before Depreciation and Amortization to Net Income

The Company uses the key indicator of operating income before depreciation and amortization primarily to evaluate the Company’s operating performance and for planning and forecasting future business operations. In addition, this key indicator is commonly used as a measure of performance for broadcast companies, is used by investors to measure a company’s ability to service debt and other cash needs, and provides investors the opportunity to evaluate the Company’s performance as it is viewed by management. Operating income before depreciation and amortization is not, and should not be used as, an indicator of or an alternative to operating income, net income or cash flow as reflected in the consolidated financial statements, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Since the definition of operating income before depreciation and amortization may vary among companies and industries it should not be used as a measure of performance among companies.

The tables below sets forth a reconciliation of historical operating income before depreciation and amortization to historical consolidated net income and to historical operating income for each segment, which are the most directly comparable GAAP financial measures.

	Three Months Ended September 30, 2004
$ in millions	Consolidated	Television		Radio	Music		Internet
Operating income (loss) before depreciation and amortization	$167.9 (a)	$124.7	(a)	$35.1	$9.5	(a)	$(1.4)
Depreciation and amortization	23.9	16.3		2.7	4.0		0.9
Operating income (loss)	144.0	$108.4		$32.4	$5.5		$(2.3)
Other (income) expense:
Interest expense, net	16.0
Loss on extinguishments of debt	0.5
Stock dividend	(0.5)
Equity income in unconsolidated subsidiaries/ other	(0.1)
Amortization of deferred financing costs	0.9
Noncontrolling interest in variable interest entities	4.4
Provision for income taxes	49.4
Net income	$73.4

(a) Consolidated VIE operating income before depreciation and amortization totaled $8.4 million, the television and music VIEs contributed $3.0 million and $5.4 million, respectively.

	Three Months Ended September 30, 2003
$ in millions	Consolidated	Television	Radio (b)	Music	Internet
Operating income (loss) before depreciation and amortization	$109.9	$107.0	$3.5	$1.1	$(1.7)
Depreciation and amortization	20.0	16.4	0.3	2.3	1.0
Operating income (loss)	89.9	$90.6	$3.2	$(1.2)	$(2.7)
Other (income) expense:
Interest expense, net	17.8
Equity income in unconsolidated subsidiaries/other	(0.6)
(Gain) on change in Entravision ownership interest	(0.2)
Amortization of deferred financing costs	0.9
Provision for income taxes	29.8
Net income	$42.2

(b) Radio was acquired on September 22, 2003.

	Nine Months Ended September 30, 2004
$ in millions	Consolidated		Television		Radio	Music		Internet
Operating income (loss) before depreciation and amortization	$435.5	(a)	$334.1	(a)	$85.7	$21.6	(a)	$(5.9)
Depreciation and amortization	75.9		48.7		12.8	11.4		3.0
Operating income (loss)	359.6		$285.4		$72.9	$10.2		$(8.9)
Other (income) expense:
Interest expense, net	47.1
Loss on extinguishments of debt	0.5
Stock dividend	(6.0)
Equity loss in unconsolidated subsidiaries/ other	1.8
Amortization of deferred financing costs	2.6
Noncontrolling interest in variable interest entities	5.9
Provision for income taxes	119.0
Net income	$188.7

(a) Consolidated VIE operating income before depreciation and amortization totaled $14.6 million, the television and music VIEs contributed $4.7 million and $9.9 million, respectively.

	Nine Months Ended September 30, 2003
$ in millions	Consolidated	Television	Radio (b)	Music	Internet
Operating income (loss) before depreciation and amortization	$285.3	$282.2	$3.5	$7.4	$(7.8)
Depreciation and amortization	59.2	47.7	0.3	7.6	3.6
Operating income (loss)	226.1	$234.5	$3.2	$(0.2)	$(11.4)
Other (income) expense:
Interest expense, net	55.0
Equity loss in unconsolidated subsidiaries/other	7.3
(Gain) on change in Entravision ownership interest	(1.6)
Amortization of deferred financing costs	2.9
Provision for income taxes	65.9
Net income	$96.6

(b) Radio was acquired on September 22, 2003.

The table below sets forth a reconciliation of pro forma operating income before depreciation and amortization to historical consolidated net income for the three and nine months ended September 30, 2003, which is the most directly comparable GAAP financial measure.

$ in millions	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2003

Pro Forma operating income before depreciation and amortization	$122.0	$333.6
Hispanic Broadcasting Corporation operating income before depreciation and amortization	(12.2)	(48.6)
Pro Forma Adjustment	0.1	0.3
Operating income before depreciation and amortization	109.9	285.3
Depreciation and amortization	20.0	59.2
Operating income	89.9	226.1
Other (income) loss:
Interest expense, net	17.8	55.0
Equity (income) loss in unconsolidated subsidiaries/ other	(0.6)	7.3
(Gain) on change in Entravision ownership interest	(0.2)	(1.6)
Amortization of deferred financing costs	0.9	2.9
Provision for income taxes	29.8	65.9
Net income	$42.2	$96.6

Adoption of FIN 46 “Consolidation of Variable Interest Entities”

On March 31, 2004, the Company was required to adopt Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 provides new guidelines about when a company should consolidate in its financial statements the assets, liabilities and operating results of another entity (variable interest entity or “VIE”).

Under the guidelines of FIN 46, the Company is required to consolidate Disa Records, a Mexico-based music recording and publishing company owned 50% by the Company and 50% by the Chavez family. The Company has a call right and the Chavez family has a put right, which requires the Company to purchase the remaining 50% of Disa Records for $75,000,000, subject to certain upward adjustments.

Under the guidelines of FIN 46, the Company is also required to consolidate WLII/WSUR, Inc., a Delaware corporation (“WLII”) owned 100% by Raycom Media, Inc. (“Raycom”).  WLII owns two television stations operating in Puerto Rico.  The Company has an option to acquire WLII for $190,000,000 backed by a $20,000,000 non-refundable deposit in the form of a standby letter of credit.

The VIEs, Disa Records and WLII, account for less than 5% of the consolidated assets of the Company. Because the Company adopted FIN 46 as of March 31, 2004, the Company’s results of operations includes the results of operations of the VIEs for the three months and six months ended September 30, 2004. The Company deducted 50% of the net income or loss attributable to the Chavez’ interest in Disa Records and 100% of the net income or loss attributable to Raycom’s ownership of WLII to reflect eliminations of the interests not owned by the Company.  Consequently, the adoption of FIN 46 does not have an effect on net income. The equity method of accounting and the VIE consolidation of Disa have the same effect on the Company’s net income. WLII’s net income had no impact on our net income since Raycom owns 100% of WLII.

The following represents the income statement information consolidated by the Company for Disa Records and WLII:

	Three months ended September 30, 2004
$ in millions	Combined VIEs	Disa Records	WLII
Net revenues	$36.1	$21.1	$15.0
Direct operating expenses (excluding depreciation expense)	17.6	10.1	7.5
Selling, general and administrative expenses (excluding depreciation expense)	10.1	5.6	4.5
Depreciation and amortization	2.7	2.3	0.4

Operating income	5.7	3.1	2.6
Noncontrolling interest in variable interest entities	4.4	1.4	3.0
Other expense / (income)	(0.5)	—	(0.5)
Income before taxes	1.8	1.7	0.1
Provision for income taxes	0.4	0.3	0.1
Net income	$1.4	$1.4	$—

	Six months ended September 30, 2004
$ in millions	Combined VIEs	Disa Records	WLII
Net revenues	$66.7	$37.5	$29.2
Direct operating expenses (excluding depreciation expense)	34.8	19.2	15.6
Selling, general and administrative expenses (excluding depreciation expense)	17.3	8.4	8.9
Depreciation and amortization	6.5	5.7	0.8

Operating income	8.1	4.2	3.9
Noncontrolling interest in variable interest entities	5.9	1.8	4.1
Other expense / (income)	(0.2)	0.1	(0.3)
Income before taxes	2.4	2.3	0.1
Provision for income taxes	0.6	0.5	0.1
Net income	$1.8	$1.8	$—

The consolidation of the VIEs had no impact on the Company’s net income. The Company would have booked $1.4 and $1.8 million as equity income in unconsolidated subsidiaries prior to the adoption of FIN 46 for the three and nine months ended September 30, 2004, respectively.

The following table sets forth selected earnings per share data from the Company’s financial statements.

	Three Months Ended September 30,			Nine Months Ended September 30,
$ in millions	2004	2003	Change	2004	2003	Change
(except per share data)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Net income available to common stockholders	$73.4	$42.2	+74%	$188.7	$96.6	+95%

Basic EPS
Net income per share available to common stockholders	$0.23	$0.18	+28%	$0.58	$0.42	+38%
Weighted average common shares outstanding	322.9	236.6		322.6	231.0

Diluted EPS
Net income per share available to common stockholders	$0.21	$0.16	+31%	$0.53	$0.37	+43%
Weighted average common shares outstanding	353.1	266.7		353.0	260.7

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2003 and 2004

(Dollars and shares in millions, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net revenues:
Television, radio and Internet services	$422.5	$295.4	$1,193.9	$820.6
Music products and publishing	54.9	25.7	131.7	82.3
Total net revenues	477.4	321.1	1,325.6	902.9

Direct operating expenses of television, radio and Internet services	145.6	111.2	421.7	321.4
Direct operating expenses of music products and publishing	30.0	15.1	72.7	47.6
Total direct operating expenses (excluding depreciation expense)	175.6	126.3	494.4	369.0

Selling, general and administrative expenses (excluding depreciation expense)	133.9	84.9	395.7	248.6
Depreciation and amortization	23.9	20.0	75.9	59.2
Operating income	144.0	89.9	359.6	226.1
Other expense / (income):
Interest expense, net	16.0	17.8	47.1	55.0
Loss on extinguishments of debt	0.5	—	0.5	—
Amortization of deferred financing costs	0.9	0.9	2.6	2.9
Equity (income) loss in unconsolidated subsidiaries / other	(0.1)	(0.6)	1.8	7.3
(Gain) on change in Entravision ownership interest	—	(0.2)	—	(1.6)
Stock dividend(1)	(0.5)	—	(6.0)	—
Noncontrolling interest in variable interest entities	4.4	—	5.9	—
Income before taxes	122.8	72.0	307.7	162.5
Provision for income taxes	49.4	29.8	119.0	65.9
Net income	$73.4	$42.2	$188.7	$96.6

(1) Cumulative 7% annual dividend of the Company’s initial investment in Equity Broadcasting of $26,000,000 in June 2001.

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except share and per share data)

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash	$86.4	$76.7
Accounts receivable, net	356.0	320.1
Program rights	33.8	39.8
Prepaid expenses and other	97.9	84.0
Total current assets	574.1	520.6

Property and equipment, net	561.3	555.5
Intangible assets, net	4,277.7	3,763.7
Goodwill, net	2,200.1	2,192.8
Deferred financing costs, net	11.3	14.1
Program rights	40.6	37.4
Investments in equity method investees	63.3	139.2
Investments in cost method investees	370.6	364.6
Other assets	58.6	55.0
Total assets	$8,157.6	$7,642.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$217.4	$209.4
Income taxes	16.9	6.0
Accrued interest	19.2	23.2
Accrued license fees	14.9	13.3
Deferred advertising revenues	—	4.3
Program rights obligations	22.5	26.8
Current portion of capital lease obligations	4.1	5.6
Total current liabilities	295.0	288.6

Long-term debt including accrued interest	1,197.5	1,295.1
Capital lease obligations	39.1	73.3
Deferred advertising revenues	—	5.4
Program rights obligations	32.5	25.6
Deferred tax liabilities	965.1	793.2
Other long-term liabilities	52.2	58.7
Total liabilities	2,581.4	2,539.9

Noncontrolling interest in variable interest entities	258.6	—

Stockholders’ equity:
Preferred stock, $.01 par value (10,000,000 shares authorized; 0 issued and outstanding)	—	—
Common stock, $.01 par value (1,040,000,000 shares authorized; 324,220,894 and 323,245,149 shares issued, including shares in treasury, at September 30, 2004 and December 31, 2003, respectively)	3.2	3.2
Paid-in-capital	4,637.9	4,611.1
Deferred compensation	(1.9)	(2.4)
Retained earnings	702.1	513.4
Accumulated other comprehensive losses	(1.5)	(0.1)
	5,339.8	5,125.2
Less common stock held in treasury (1,017,180 shares at cost at September 30, 2004 and December 31, 2003, respectively)	(22.2)	(22.2)
Total stockholders’ equity	5,317.6	5,103.0
Total liabilities and stockholders’ equity	$8,157.6	$7,642.9

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30,

(Dollars in millions)

(Unaudited)

	2004	2003

Net income	$188.7	$96.6
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	60.6	51.1
Loss on sale of fixed assets	0.4	—
Equity loss in unconsolidated subsidiaries	1.4	6.2
Amortization of intangible assets and deferred financing costs	18.0	10.9
Deferred income taxes	47.4	30.4
Stock dividend	(6.0)	—
Noncontrolling interest in variable interest entities	4.4	—
Loss on extinguishments of debt	0.5	—
Non-cash items	(0.1)	(3.3)
Changes in assets and liabilities; net of assets acquired and liabilities assumed:
Accounts receivable	(15.1)	(3.7)
Program rights	4.3	1.9
Prepaid expenses and other assets	3.7	(0.2)
Accounts payable and accrued liabilities	(4.5)	14.3
Income taxes	10.1	19.6
Income tax benefit from options exercised	4.3	5.0
Accrued interest	(4.0)	(11.1)
Accrued license fees	1.6	1.7
Program rights obligations	2.4	(2.3)
Other, net	(5.6)	(4.1)
Net cash provided by operating activities	312.5	213.0

Cash flow from investing activities:
Acquisitions, net of acquired cash	(135.9)	(103.9)
Purchase of Los Angeles building	(52.5)	—
Capital expenditures	(47.3)	(37.1)
Investment in unconsolidated subsidiaries	1.6	(3.5)
Cash of variable interest entities	12.2	—
Other, net	0.5	—
Net cash used in investing activities	(221.4)	(144.5)

Cash flow from financing activities: Proceeds from issuance of long-term debt	170.0	276.0
Repayment of long-term debt	(273.8)	(335.6)
Proceeds from issuance of common stock	599.4	—
Repurchase of common stock	(599.4)	—
Exercise of stock options	22.7	9.4
Payment of offering costs	(0.1)	—
Deferred financing costs	(0.2)	(0.1)
Net cash used in provided by financing activities	(81.4)	(50.3)

Net increase in cash	9.7	18.2
Cash beginning of period	76.7	35.7

Cash end of period	$86.4	$53.9

Supplemental disclosure of cash flow information:
Interest paid	$57.8	$43.2
Income taxes paid	$50.1	$10.5